[LETTERHEAD OF ALKEON CAPITAL MANAGEMENT]


December 4, 2009

Board of Trustees
ACAP Strategic Fund
350 Madison Avenue, 9th Floor
New York, New York 10017

To the Board of Trustees:


         In order to provide the ACAP Strategic Fund (f/k/a Madison Avenue Global Fund, Alkeon Global Fund and ACAP Global Fund) (the "Fund") with initial capital so as to enable the public offering of shares of the Fund, Alkeon Capital Management, LLC ("Alkeon") is hereby purchasing from the Fund 10,000 shares of beneficial interest, par value $0.001 per share, of the Fund, at a purchase price of $10.00 per share.

         Alkeon represents and warrants that such purchase of shares is being made for investment purposes and not with a view towards the distribution thereof; and without any present intention of selling such shares.

                                                 Very truly yours,

                                                 Alkeon Capital Management, LLC


                                                 By:    /s/George Mykoniatis
                                                      -------------------------
                                                 Name:  George Mykoniatis
                                                 Title: Chief Financial Officer